LEGEND OIL AND GAS, LTD. 8-K

Exhibit 99.1

Legend Oil and Gas, Ltd. Announces Conversion of Over $9 Million in Debt to Preferred Stock

ALPHARETTA, GEORGIA– October 27, 2015– Legend Oil and Gas, Ltd. (“Legend” or the “Company”) (OTC: LOGL), an oil exploration and production, and midstream provider of crude oil transportation services in the Bakken region, is pleased to announce a major debt to equity restructuring.

The Company has negotiated a conversion of approximately $9.6 million of short term debt to Series B Convertible Preferred Stock.. The conversion of the short term debt resulted in a pre-payment penalty of approximately $1.9 million (which accrues as an interest expense) which was resolved via the issuance of a Promissory Note (“Note”) to Hillair due on or before November 30, 2015.

Further, on October 27, 2015, the Promissory Note of approximately $1.9mm was assigned to an affiliate of Hillair, HPH Kansas, LLC, a subsidiary of Hillair Petroleum Holdings, Inc. (“HPH”). The Note was subsequently tendered in exchange for the purchase of Legend’s Landers-Volunteer oil and gas leases, and the Note was deemed fully satisfied by LOGL on the same date. The full details of the transaction are described in the Company’s Current Report on Form 8-K filed with the SEC, together with the Exhibits included with the filing.

Warren Binderman, Legend’s President and Chief Financial Officer states that “this transaction is a major transformation for the Company! Our debt structure has been reduced by $11.5 million, including the Note that resulted from the prepayment penalty on the Hillair debt of $9.6 million. More importantly, as a result of the conversion to preferred stock that is convertible at $.03 per share, we have had a $9.6 million equity pick-up in stockholders’ equity. This is truly a spectacular event for the Company, and results in an upward change of approximately $9.6 million from our prior stockholders’ deficit (based on the unaudited balance sheet at June 30, 2015, of $6.2 million), to actual stockholders’ equity, unaudited, of approximately $3 million. We are extremely pleased with Hillair, who has again proven to be an exceptional capital partner in working towards our mutual success for the Company’s stockholders.”

Andrew Reckles, Legend’s CEO and Chairman, further stated, “this series of transactions is one of the final steps in the “restructuring” of Legend Oil and Gas, which began nearly eighteen (18) months ago. Our balance sheet has been strengthened tremendously and we are poised to move the Company forward in the Oil Field Services Industry. It is our goal to find other acquisitions and roll up a diversified portfolio of Services companies in the midstream. Our focus is on cash flowing businesses in the major U.S. oil basins. We are grateful to have the visionary capital partners we have in Hillair, who see that the services sector and rolling up small to mid sized businesses in that sector requires a strong balance sheet and their willingness to work with us to eliminate nearly $11.5mm in debt demonstrates a strong commitment to us, to our shareholders and to our future.”